Exhibit 99.1

Carpenter Technology Reports Fiscal Third Quarter Results

  Third quarter net sales from continuing operations of $510 million
  Third quarter net income from continuing operations of $51 million or $1.05 per share
  Third quarter net income, including gain from sale of ceramics business, of $120 million, or $2.49 per share

WYOMISSING, Pa.--(BUSINESS WIRE)--Carpenter Technology Corporation (NYSE:CRS) today reported net income from continuing operations of $50.8 million or $1.05 per diluted share for the fiscal third quarter ended March 31, 2008. This compared with record net income from continuing operations a year earlier of $64.3 million or $1.22 per diluted share.

The third quarter 2008 results reflected reduced demand in Carpenter’s economically sensitive industrial, automotive and consumer end-use markets, combined with higher operating costs. Demand in the global energy and aerospace markets was strong in the third quarter.

Including results of discontinued operations, and the net gain on the sale of Carpenter’s ceramics business, net income was $120.0 million or $2.49 per diluted share. For the third quarter a year earlier, Carpenter reported net income of $66.6 million or $1.27 per share.

Financial highlights from the third quarter include:

(millions, except E.P.S. & pounds)	Q3-2008	Q3-2007	9 mos. 2008	9 mos. 2007
Sales	$509.8	$516.0	$1,407.4	$1,316.8
Sales excluding surcharge(a)	$355.7	$354.9	$987.3	$977.7
Net income from continuing operations	$50.8	$64.3	$164.4	$158.2
Net income	$120.0	$66.6	$233.7	$165.9
Diluted E.P.S. from continuing operations	$1.05	$1.22	$3.32	$3.00
Diluted E.P.S.	$2.49	$1.27	$4.72	$3.15
Cash Flow from operations	$63.0	$38.9	$143.5	$146.7
Free Cash Flow(a)	$162.4	$20.0	$186.5	$101.2
Pounds sold (000)	59,218	63,832	158,430	172,688

(a)non-GAAP financial measure that is explained in the attached tables

Third Quarter - Operating Summary

"Our third quarter financial results fell short of our original expectations due to reduced demand in our economically sensitive markets, and higher operating costs,” said Anne Stevens, chairman, president and chief executive officer. "However, we have good overall top-line momentum on the business moving forward, and we achieved record sales this quarter in the energy and aerospace markets as a result of strong demand, particularly in international markets. Based on current conditions, fourth quarter sales and earnings should be at or above this quarter’s performance. We expect our full year financial results to be at record levels for the fourth consecutive year.”

Net sales from continuing operations of $509.8 million were 1 percent lower than a year ago. Adjusted for surcharge revenue, sales from continuing operations were essentially flat with a year ago

Overall, pounds shipped were 7 percent below an exceptionally strong third quarter a year ago. The Premium Alloys Operations generated a 12 percent increase in pounds shipped due largely to strong demand from the global energy and aerospace markets. This was more than offset by a 9 percent decline in pounds shipped by the Advanced Metals Operations, due principally to lower demand related to the current weakness in the domestic industrial base.

Sales to the aerospace market were a record $210.6 million, an increase of 11 percent compared with the prior year’s third quarter. Adjusted for surcharge revenue, aerospace sales grew 6 percent year-over-year. The increase was largely driven by higher sales of specialty alloys used in jet engines and fasteners, as well as titanium coil used in fasteners.

Energy market sales, which include oil and gas and power generation, increased 25 percent from a year ago to $57.9 million. Excluding surcharge revenue, sales improved by 38 percent. The improvement resulted from strong demand for specialty alloys used in the manufacture of industrial gas turbines and increased global sales of high-strength corrosion resistant materials to the oil and gas market.

Medical market sales were $35.5 million, an increase of 6 percent compared with the third quarter a year earlier. Excluding surcharge revenue, sales grew 3 percent.

Sales to the industrial market were $104.7 million or 19 percent lower than last year's third quarter. Adjusted for surcharge revenue, sales decreased 16 percent. The decrease reflected lower demand primarily for materials used in the manufacture of capital goods and valves and fittings.

Automotive and truck market sales declined 14 percent to $55.1 million compared with a year earlier. Excluding surcharge revenue, sales declined 12 percent. The decrease primarily reflected the general slowdown in the domestic automotive industry.

Sales to the consumer market were $46.0 million compared with $54.2 million a year earlier, a decline of 15 percent. Excluding surcharge revenue, consumer sales were 4 percent lower. The reduction in sales primarily reflected the negative impact on demand for materials used in the housing sector and the weakening domestic economy.

Geographically, sales outside the United States were a quarterly record $178.6 million or 18 percent higher than the third quarter a year ago. Sales to Europe were particularly strong, increasing 26 percent over last year’s third quarter, driven largely by the aerospace and power generation markets. International sales represented 35 percent of total sales during the recent third quarter.

Gross profit for the third quarter was $109.3 million, compared with $122.4 million a year earlier. The lower gross profit primarily reflected reduced volume against a strong year ago period, higher operating costs due to production inefficiencies in the quarter, and investments in our Manufacturing systems to drive long-term operational effectiveness. These expenses were partially offset by continued favorable mix improvement.

Gross margin for the third quarter 2008 was 21.4 percent, compared to 23.7 percent in the same quarter a year ago. Adjusted for the dilutive impact of the surcharge revenue, the year-to-year difference in the lag effect in our surcharge mechanism, and other inventory effects, gross margin on a comparable basis would have been an estimated 32.6 percent in the third quarter versus an estimated 34.3 percent in the same quarter a year earlier.

Operating income was $75.3 million compared with $92.5 million in the 2007 third quarter. The decrease in operating income was the result of the lower gross profit and a $4.1 million increase in selling, general and administrative expenses, primarily from investments to drive future growth initiatives.

Adjusted for the lag effect, surcharge revenue and other inventory effects, operating margin would have been an estimated 23.1 percent in the third quarter compared to an estimated 25.9 percent in the third quarter of 2007.

Other income in the recent third quarter was $3.7 million, compared with other income of $6.0 million in the third quarter of 2007. The decrease was primarily due to reduced interest income from invested cash as a result of lower interest rates.

The income tax provision on continuing operations for third quarter 2008 was $23.1 million or 31.3 percent of pre-tax income. The comparable income tax provision for the 2007 third quarter was $28.5 million or 30.7 percent.

Net income from continuing operations for the third quarter was $50.8 million or $1.05 per diluted share, compared with net income of $64.3 million or $1.22 per diluted share in the third quarter of 2007.

Free cash flow was $162.4 million for the third quarter 2008, and $186.5 million for the nine month period. Excluding cash amounts associated with the acquisition and divestitures in the quarter, free cash flow was $26.0 million for the quarter and $50.1 million for the nine month period. Capital expenditures in the third quarter were $29.9 million, primarily reflecting Carpenter’s expansion of its premium melt capacity. The Company reconfirmed its fiscal year 2008 free cash flow of approximately $100 million after capital expenditures of about $125 million.

Discontinued Operations

On March 31, 2008, Carpenter completed the sale of its ceramics businesses, Certech and Carpenter Advanced Ceramics, to the Morgan Crucible Company plc for $144.5 million and paid $1.5 million in expenses related to the sale. Carpenter recorded a pre-tax gain in the quarter of $102.7 million, or $1.43 per share on an after tax basis.

Results for the ceramics business for the third quarter were reported as discontinued operations. The income from discontinued operations of $69.2 million for the third quarter 2008 compares with income of $2.3 million for the third quarter of 2007. Details for the quarter and year to date are as follows:

(millions)	Q3-2008	Q3-2007	9 mos. 2008	9 mos. 2007
Income from operations	$ 4.0	$3.2	$ 10.5	$11.1
Gain on sale, net of expenses	102.7	--	101.5	--
Income tax expense	(37.5)	(0.9)	(42.7)	(3.4)
Net income from discontinued operations	$ 69.2	$2.3	$ 69.3	$ 7.7

Share Repurchase Program

During the third quarter 2008, Carpenter repurchased $25.0 million or 361,300 shares of its common stock under the $250 million share repurchase plan that was authorized by the Board of Directors on December 21, 2007. Total repurchases under this program and the previously completed $250 million share repurchase program totaled 4,515,347 shares with an aggregate cost of $279.6 million. The outstanding common stock as of March 31, 2008, was 48,212,367.

LIFO Effects

The Company had LIFO income of $8.6 million in the third quarter due primarily to declining nickel prices during the quarter relative to the second quarter of fiscal 2008. In the third quarter a year earlier, the Company had LIFO expense of $56.1 million. This LIFO income/expense is one component of our cost of goods sold and does not by itself impact reported profit in the period.

Sales Excluding Surcharge

This press release includes discussions of net sales as adjusted to exclude the impact of raw material surcharges, which represents a financial measure that has not been determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company provides this additional financial measure because management believes removing the impact of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period.

Conference Call

Carpenter will host a conference call and webcast today, April 29th, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal second quarter. Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2007, its subsequent Forms 10-Q and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; and 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	March 31		March 31

	2008	2007	2008	2007

NET SALES	$509.8	$516.0	$1,407.4	$1,316.8

Cost of sales	400.5	393.6	1,064.3	1,006.1
Gross profit	109.3	122.4	343.1	310.7

Selling, general and administrative expenses	34.0	29.9	104.4	90.6
Operating income	75.3	92.5	238.7	220.1

Interest expense	5.1	5.7	15.9	17.1
Other income, net	(3.7)	(6.0)	(22.1)	(23.8)

Income before income taxes	73.9	92.8	244.9	226.8
Income taxes	23.1	28.5	80.5	68.6
INCOME FROM CONTINUING OPERATIONS	50.8	64.3	164.4	158.2

INCOME FROM DISCONTINUED OPERATIONS	69.2	2.3	69.3	7.7

NET INCOME	$120.0	$66.6	$233.7	$165.9

EARNINGS PER COMMON SHARE - BASIC:
Income from continuing operations	$1.06	$1.25	$3.34	$3.07
Income from discontinued operations	$1.44	$0.05	$1.40	$0.16
NET INCOME PER SHARE - BASIC	$2.50	$1.30	$4.74	$3.23

EARNINGS PER COMMON SHARE - DILUTED:
Income from continuing operations	$1.05	$1.22	$3.32	$3.00
Income from discontinued operations	$1.44	$0.05	$1.40	$0.15
NET INCOME PER SHARE - DILUTED	$2.49	$1.27	$4.72	$3.15

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:
Basic	48.0	51.4	49.3	51.2
Diluted	48.3	52.6	49.6	52.6

Cash dividends per common share	$0.15	$0.1125	$0.45	$0.3375

CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Nine Months Ended
	March 31

	2008	2007

OPERATING ACTIVITIES:
Net income	$233.7	$165.9
Adjustments to reconcile net income to net cash provided from operations:
Depreciation	35.3	34.6
Amortization	1.8	1.2
Deferred income taxes	(0.9)	(8.4)
Net pension (income) expense	(0.8)	3.6
Net (gain) loss on asset disposals	(1.0)	0.4
Gain on sale of businesses	(101.5)	--
Changes in working capital and other:
Receivables	31.0	(58.1)
Inventories	(58.4)	(32.2)
Other current assets	(5.5)	(6.3)
Accounts payable	(42.3)	63.9
Accrued current liabilities	44.6	(16.0)
Other, net	7.5	(1.9)
Net cash provided from operating activities	143.5	146.7

INVESTING ACTIVITIES:
Purchases of plant, equipment and software	(72.7)	(27.8)
Proceeds from disposals of plant and equipment	1.4	0.2
Acquisition of business	(6.6)	--
Net proceeds from sale of businesses	143.0	--
Purchases of marketable securities	(366.2)	(544.2)
Sales of marketable securities	713.2	336.7
Net cash provided from (used for) investing activities	412.1	(235.1)

FINANCING ACTIVITIES:
Payments on long-term debt	(0.2)	(0.2)
Payments to acquire treasury stock	(250.8)	(13.9)
Dividends paid	(22.1)	(17.9)
Tax benefits on share-based compensation	1.2	4.9
Proceeds from common stock options exercised	0.6	2.7
Net cash used for financing activities	(271.3)	(24.4)

Effect of exchange rate changes on cash and cash equivalents	(10.2)	(4.4)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	274.1	(117.2)
Cash and cash equivalents at beginning of period	300.8	352.8
Cash and cash equivalents at end of period	$574.9	$235.6

CONSOLIDATED BALANCE SHEET
(in millions)

	March 31	June 30
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$574.9	$300.8
Marketable securities	25.7	372.7
Accounts receivable, net	263.1	303.2
Inventories	285.7	235.0
Deferred income taxes	13.6	13.3
Other current assets	29.1	30.7
Total current assets	1,192.1	1,255.7

Property, plant and equipment, net	552.7	537.4
Prepaid pension cost	139.5	132.4
Goodwill	40.2	46.4
Trademarks and trade names, net	18.4	19.2
Other assets	43.6	34.6
Total assets	$1,986.5	$2,025.7

LIABILITIES
Current liabilities:
Accounts payable	$171.8	$215.9
Accrued liabilities	142.6	117.1
Current portion of long-term debt	33.0	33.2
Total current liabilities	347.4	366.2

Long-term debt, net of current portion	299.8	299.5
Accrued postretirement benefits	86.5	90.9
Deferred income taxes	137.3	143.5
Other liabilities	77.8	57.9
Total liabilities	948.8	958.0

STOCKHOLDERS' EQUITY
Common stock	273.0	272.8
Capital in excess of par value - common stock	200.1	191.6
Reinvested earnings	961.1	751.3
Common stock in treasury, at cost	(318.5)	(65.7)
Accumulated other comprehensive loss	(78.0)	(82.3)
Total stockholders' equity	1,037.7	1,067.7

Total liabilities and stockholders' equity	$1,986.5	$2,025.7

SEGMENT FINANCIAL DATA
(in millions)

	Three Months Ended		Nine Months Ended
	March 31		March 31

	2008	2007	2008	2007

Net sales:
Advanced Metals Operations	$361.9	$378.4	$997.6	$980.2
Premium Alloys Operations	146.8	134.0	408.7	326.9
Other	3.4	3.7	10.2	11.0
Intersegment	(2.3)	(0.1)	(9.1)	(1.3)

Consolidated net sales	$509.8	$516.0	$1,407.4	$1,316.8

Operating income:
Advanced Metals Operations	$44.9	$65.6	$138.3	$147.6
Premium Alloys Operations	34.3	29.4	110.4	83.5
Other	0.5	0.9	2.3	3.2
Corporate costs	(9.3)	(7.1)	(29.1)	(25.4)
Pension earnings, interest & deferrals	4.9	3.6	16.8	10.8
Intersegment	0.0	0.1	0.0	0.4

Consolidated operating income	$75.3	$92.5	$238.7	$220.1

Beginning with the first quarter of fiscal 2008, Carpenter realigned its reportable business segments to focus more effectively on our customers, end-use markets, and operational excellence goals. As a result, we now have two reportable business segments: Advanced Metals Operations and Premium Alloys Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

SELECTED FINANCIAL MEASURES
(in millions)

	Three Months Ended		Nine Months Ended
	March 31		March 31
FREE CASH FLOW	2008	2007	2008	2007

Net cash provided from operations	$63.0	$38.9	$143.5	$146.7
Purchases of plant, equipment and software	(29.9)	(13.2)	(72.7)	(27.8)
Acquisition of business	(6.6)	--	(6.6)	--
Proceeds from disposals of plant and equipment	0.1	--	1.4	0.2
Net proceeds from sale of businesses	143.0	--	143.0	--
Dividends paid	(7.2)	(5.7)	(22.1)	(17.9)
Free cash flow	$162.4	$20.0	$186.5	$101.2

Free cash flow is a measure of cash generated which management evaluates for alternative uses.

SUPPLEMENTAL SCHEDULES
(in millions)

	Three Months Ended		Nine Months Ended
	March 31		March 31
NET SALES BY MAJOR PRODUCT LINE	2008	2007	2008	2007

Product Line Excluding Surcharge:
Stainless steel	$122.1	$132.9	$333.2	$360.1
Special alloys	165.7	154.1	465.0	414.7
Titanium products	48.2	45.3	129.3	142.3
Tool and other steel	15.0	16.8	45.4	42.9
Other materials	4.7	5.8	14.4	17.7

Consolidated net sales excluding surcharge	$355.7	$354.9	$987.3	$977.7

Surcharge revenue	154.1	161.1	420.1	339.1

Consolidated net sales	$509.8	$516.0	$1,407.4	$1,316.8

CONTACT:
Carpenter Technology Corporation
Investor and Media Inquiries:
David A. Christiansen
610-208-3065
dchristiansen@cartech.com